Exhibit 5.1

China Natural Gas, Inc.	2 July 2009
Tang Xing Shu Ma Building, Suite 418
Tang Xing Road. Xi'an High Tech Area
Xi'an, Shaanxi Province, PRC 710065

Ladies and Gentlemen:

REGISTRATION STATEMENT ON FORM S-3

We have acted as counsel to China Natural Gas, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a registration statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "SEC"), pursuant to the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the offering from time to time, as set forth in the Registration Statement, the form of prospectus contained therein (the "Prospectus") and one or more supplements to the Prospectus, of, among other securities, (i) common stock (the "Common Stock"), (ii) preferred stock (the "Preferred Stock"), (iii) warrants (the "Warrants"), and (iv) units (the "Units") of the Company, having an initial aggregate offering price (for all such securities issued under the Registration Statement) not to exceed U.S. $60,000,000, in each case on terms to be determined at the time of the offering.  The Common Stock, Preferred Stock, Warrants and Units are referred to herein collectively as the "Securities."

In our capacity as counsel, we are familiar with the proceedings taken by the Company, including the Board of Directors of the Company, in connection with the authorization, issuance and sale of the Securities.  We have reviewed such documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby.

In rendering this opinion, we have (a) assumed (i) the genuineness of all signatures on all documents examined by us, (ii) the authenticity of all documents submitted to us as originals, and (iii) the conformity to original documents of all documents submitted to us as photostatic or conformed copies and the authenticity of the originals of such copies; and (b) relied on (i) certificates of public officials and (ii) as to matters of fact, statements and certificates of officers and representatives of the Company.

Based upon the foregoing, we are of the opinion that the Securities  will when issued be  duly authorized, validly issued and are fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus.  In giving the forgoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.  We do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the foregoing), and we do not purport to express any opinion on the laws of any other jurisdiction.  The foregoing opinion is rendered as of the date hereof.  We assume no obligation to update such opinion to reflect any facts or circumstances that may hereafter come to our attention or changes in the law which may hereafter occur.

The opinion expressed herein may be relied upon by the Company in connection with the registration of the Securities, as contemplated by, and in conformity with, the Registration Statement.

We express no opinion as to compliance with the securities or "blue sky" laws of the State of Delaware or any state or country in which the Securities are proposed to be offered and sold.

We note that we are not members of the bar of the State of Delaware, but have reviewed those sections of the Delaware General Corporation Law that we deem applicable to the issue of Securities opined upon herein.

Very truly yours

DLA PIPER HONG KONG